SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):   April 24, 2002
                                                  ------------------------------


                                The Stanley Works
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

Connecticut                   1-5224                       06-0548860
--------------             -------------                ------------------------
(State or other            (Commission                   (IRS Employer
jurisdiction of             File Number)                  Identification No.)
incorporation)


1000 Stanley Drive, New Britain, CT 06053
--------------------------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (860) 225-5111
                                                   -----------------------------


                               Not Applicable
--------------------------------------------------------------------------------
   (Former name or former address, if changed since last report)









                       Exhibit Index is located on Page 4
                               Page 1 of 14 Pages

         Item 7.        Financial Statements and Exhibits.

           (c) 20(i)    Press Release dated April 24, 2002.

               20(ii) Cautionary Statements relating to forward looking statements included in Exhibit 20(i) and made today in a conference call with industry analysts, shareowners and other participants.



         Item 9.        Regulation FD Disclosure.

                        In a press release attached to this 8-K, the company provided earnings guidance for the second quarter and full year 2002 and commentary regarding inventory reductions. In a conference call with industry analysts, shareowners and other participants, the company reviewed the earnings guidance and commentary regarding inventory reductions.




























                               Page 2 of 14 Pages

                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                             THE STANLEY WORKS



Date:  April 24, 2002        By:    /s/ Bruce H. Beatt
                             -----------------------------------
                             Name:  Bruce H. Beatt
                             Title: Vice President, General
                                     Counsel and Secretary

























                               Page 3 of 14 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                              Dated April 24, 2002



                              Exhibit No.   Page

                                 20(i)       5

                                 20(ii)      13




























                               Page 4 of 14 Pag

                                                                Exhibit 20(i)

FOR IMMEDIATE RELEASE

STANLEY REPORTS 1ST QUARTER E.P.S. UP 4% FROM PRIOR YEAR; HIGHEST 1ST QUARTER OPERATING CASH FLOW SINCE 1996

Also Announces Further Business Gains With Wal-Mart & The Home Depot

New Britain, Connecticut, April 24, 2002: The Stanley Works (NYSE: "SWK") announced that first quarter net income was $49 million (56 cents per fully-diluted share) matching previous guidance and the First Call consensus estimate of Wall Street analysts, and exceeding last year's earnings of $47 million or 54 cents per fully-diluted share.

Net sales were $617 million, 1% lower than last year, on continued weakness across industrial tool channels. Sales were reduced by $5 million each in the first quarters of 2002 and 2001 upon the reclassification of cooperative advertising expenses out of selling, general and administrative expenses and into net sales as the company implemented EITF 00-25.

John M. Trani, Chairman and Chief Executive Officer, commented: "Revenue continues to be impacted by weak global economies and inventory corrections at industrial customers. It was clear again this quarter that we are benefiting from recent retail share gains, at a time when U.S. retail markets seem to be returning to more normal conditions. There was particular strength in our U.S. consumer hand tools and access technologies businesses, both of which delivered solid double-digit percentage sales growth. With industrial markets appearing to have bottomed, albeit at a low level, this bodes well for organic sales growth in the second half."

Selling, general and administrative expenses of $135 million (21.9% of sales) were $11 million or 150 basis points below comparable first quarter 2001 levels. First quarter 2002 expenses included $2.2 million, or $.02 per fully-diluted share, of expenses related to costs incurred in pursuit of Bermuda re-incorporation.

Resulting operating margin was 13.0%, down 50 basis points from 13.5% last year. The company also noted that its Mac Tools business was solidly profitable for the first time since early 1998 as benefits from its ongoing repositioning began to firmly take hold.

                               Page 5 of 14 Pages

Mr. Trani continued: "Again this quarter we dealt with continuing weak markets and adjusted our employment and production accordingly. Approximately 600 positions were eliminated. Our operations team continues to rationalize our manufacturing structure, and administrative costs are trending downward."

Other-net included no goodwill amortization in 2002, in accordance with SFAS 142, versus $1.3 million or $.01 per fully-diluted share in 2001. The company's income tax rate was 32% versus 33% in the first quarter last year reflecting the continued benefit of structural changes. The company expects the 32% rate to be sustainable.

In the first quarter of 2001, the company recorded a non-recurring $29 million pension-related gain, offset by an $18 million charge for severance obligations and an $11 million one-time charge associated with business repositionings. The net difference between the one-time pension gain and the one-time restructuring and other charges was negligible, and all discussions above exclude such items.

Tools sales decreased 2% from the first quarter of 2001 to $478 million. Operating margin was 12.9% versus 14.7% in the same period last year. Doors segment sales increased 4% versus last year's first quarter to $139 million. Operating margin increased to 13.4% of sales compared with 8.8% last year. Despite lower volume and a continuing mix shift to lower-margin retail channels, performance in both segments reflected continuing productivity gains and SG&A expense reductions.

The company also indicated that, aided by $15 million of net inventory reduction, operating cash flow was $21 million in the quarter, representing a $42 million improvement versus a year ago and the best first quarter performance since 1996. Debt to capital dropped to 36% from 41% a year ago.

Mr. Trani continued: "For the first time in six years, we generated positive free cash flow (before dividend payments) in the first quarter. Since this is normally a cash-consuming quarter, we are encouraged that full-year free cash flows will achieve our objective. The decline in inventories marks the third consecutive quarterly reduction, and the full-year projected reduction of $60 million is on track."

The company also announced that Stanley has been named "category captain" for Wal-Mart's hand-tool and toolbox modular in the U.K. and Mexico, expanding Stanley's product listings and marketing initiatives to those locations.

                               Page 6 of 14 Page

Mr. Trani added: "Our Wal-Mart and Target programs continue to outpace customer expectations, and the result is additional opportunity. In addition, our new Stanley(R) Pro Series(TM) trowel trade offering is now at Lowe's, and initial orders are being received under our new alliance with The Home Depot for delivery in the second quarter.

"Our efforts in the more traditional channels are gaining new momentum. The Preview Dealer Club member count has risen to 8,300 stores (up 11% from December), well on our way to the 9,000 year-end objective. Themed promotions like 'Work Hard . . . Play Hard' - offered quarterly in the traditional channel
- have delivered displays to 5,000 stores. National promotions at the co-ops will generate two and a half times the prior year volume."

The company also announced that its Stanley Access Technologies division has been selected by Wal-Mart to provide automatic door systems for all 192K and 208K ft. sq. prototype Supercenter stores to be constructed in 2002 and 2003. Also, the division has been selected by The Home Depot to provide automatic door systems for all new stores to be built from 2002 through 2004. Stanley credits these opportunities to product innovation and excellent customer service.

All of these developments have solidified second quarter and second half sales expectations and, with that, confidence in recent E.P.S. guidance continues to remain high. The company reaffirmed earnings guidance provided on April 3, specifically expressing confidence that second quarter earnings per fully-diluted share will be $.71 - $.73, consistent with the current First Call consensus estimate of $.72, an improvement of 22%-26% over the $.58 earned in the second quarter of 2001. Management also reaffirmed its full year 2002 guidance that earnings per fully diluted share are expected to be up 18%-22% over 2001. The company noted that this and all previous earnings guidance excludes any possible benefit from its proposed re-incorporation in Bermuda.

Finally, the company announced that Institutional Shareholder Services ("ISS") has issued a recommendation in favor of Stanley's proposed re-incorporation in Bermuda, stating: "The company has been outperforming peers and its index in terms of shareholder returns consistently in the past five years. Its insertion into international markets goes hand-in-hand with the request to be domiciled in Bermuda, which will make its shares even more liquid. As such, we believe this item merits shareholder support."

                               Page 7 of 14 Pages

On April 2, the Securities and Exchange Commission declared effective the S-4 Registration Statement filed by The Stanley Works, Ltd. Proxies and annual reports have been mailed and the company's annual meeting of shareowners has been scheduled for Thursday, May 9 in New Britain, Connecticut. At that time the company's previously announced proposal to re-incorporate in Bermuda will be voted upon by its shareowners.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, door systems and related hardware for professional, industrial and consumer use.


Contact:  Gerard J. Gould
          Vice President, Investor Relations
          (860) 827-3833
          ggould@stanleyworks.com



This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today.

The Stanley Works corporate press releases are available on the company's Internet web site at www.stanleyworks.com. Alternatively, they are available through PR Newswire's "Company News On-Call" service by FAX at 800-758-5804, ext. 874363.
















                               Page 8 of 14 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
           Excluding 2001 Restructuring and Special Credits & Charges
                           First Quarter 2002 vs. 2001
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                                      2001
                                      ------------------------------------------
                                      Excluding
                                      Restructuring,     Restructuring,
                                     Asset Impairments  Asset Impairments
                                      and Special        and Special
                                       Charges &         Charges &
                                 2002    Credits         Credits      Reported
                               -------  ----------       ----------   ---------
Net sales                       $616.7    $622.3          $(0.7)      $621.6
Cost of sales                    401.2     393.0            5.5        398.5
                                 -----     -----            ---        -----
Gross margin                     215.5     229.3           (6.2)       223.1
                                  34.9%     36.8%                       35.9%
Selling, general
 & administrative                135.1     145.6            3.3        148.9
                                 -----     -----            ---        -----
                                  21.9%     23.4%                       24.0%
Operating profit                  80.4      83.7           (9.5)        74.2
                                  13.0%     13.5%                        11.9%

Interest, net                      6.4       6.6              -           6.6
Other, net                         2.1       6.5           (27.6)       (21.1)
Restructuring & asset impairments    -         -            18.3         18.3
                                  ----      ----           ------       ------
Earnings before income taxes      71.9      70.6            (0.2)        70.4
Income taxes                      23.0      23.3             0.5         23.8
                                  ----      ----             ---         ----
                                  32.0%     33.0%                        33.8%
Net earnings                     $48.9     $47.3           $(0.7)       $46.6
                                 =====     =====           =====        =====
Average shares
 outstanding (diluted)           87,889   87,113          87,113        87,113

Earnings per share (diluted)     $ 0.56   $ 0.54          $ 0.00       $ 0.54
                                 ======   ======           =====        =====

INDUSTRY SEGMENTS
Net sales
    Tools                        $478.0   $488.7          $(0.7)       $488.0
    Doors                         138.7    133.6              -         133.6
                                  -----    -----           -----       ------
    Consolidated                 $616.7   $622.3          $(0.7)       $621.6
                                 ======   ======           =====       ======
Operating profit
    Tools                         $61.8    $71.9          $(9.2)        $62.7
    Doors                          18.6     11.8           (0.3)         11.5
                                   ----     ----           ----          ----
    Consolidated                   80.4     83.7           (9.5)         74.2
                                   ----     ----           ----          ----
Interest, net                       6.4      6.6              -           6.6
Other, net                          2.1      6.5          (27.6)        (21.1)
Restructuring & asset impairments     -        -           18.3          18.3
                                  -----    -----           ----          ----
Earnings before income taxes      $71.9    $70.6          $(0.2)        $70.4
                                  =====    =====           =====        =====

                               Page 9 of 14 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)


                                               First Quarter
                                             -----------------
                                             2002         2001
                                             -----------------

NET SALES                                   $616.7       $621.6*

COSTS AND EXPENSES
  Cost of sales                              401.2        398.5
  Selling, general and administrative        135.1        148.9*
  Interest - net                               6.4          6.6
  Other - net                                  2.1        (21.1)
  Restructuring charge and asset impairments     -         18.3
                                             -----         ----
                                             544.8        551.2*
                                             -----        -----

EARNINGS BEFORE INCOME TAXES                  71.9         70.4
  Income taxes                                23.0         23.8
                                              ----         ----
NET EARNINGS                                 $48.9        $46.6
                                             =====        =====

NET EARNINGS PER SHARE OF COMMON STOCK

  Basic                                      $0.57        $0.54
                                             =====        =====

  Diluted                                    $0.56        $0.54
                                             =====        =====

DIVIDENDS PER SHARE                          $0.24        $0.23
                                             =====        =====

AVERAGE SHARES OUTSTANDING (in thousands)

         Basic                               85,518      85,897
                                             ======      ======

         Diluted                             87,889      87,113
                                             ======      ======

* In January, 2002 the company adopted Emerging Issues Task Force (EITF) Issue Number 00-25 "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services". EITF 00-25 requires the reclassification of certain customer promotional payments previously reported in selling, general and administrative (SG&A) expenses as a reduction of revenue, and prior periods must be restated for comparability of results. First quarter 2001 Net Sales and SG&A are $4.6 million lower than previously published amounts reflecting reclassification of certain cooperative advertising (co-op) expenses. The co-op reclassifications for 2001 will be less than 1% of previously reported Net Sales.
                               Page 10 of 14 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                                     March 30          March 31
                                       2002              2001
                                    -----------       ----------
ASSETS
  Cash and cash equivalents           $109.9           $111.4
  Accounts receivable                  566.8            530.0
  Inventories                          394.6            417.6
  Other current assets                  71.8             78.1
                                        ----             ----
     Total current assets            1,143.1          1,137.1
                                     -------          -------
  Property, plant and equipment        490.9            496.8
  Goodwill and other intangibles       235.4            170.6
  Other assets                         194.5            148.9
                                       -----            -----
                                    $2,063.9         $1,953.4
                                    ========          ========

LIABILITIES AND SHAREOWNERS' EQUITY
  Short-term borrowings               $301.4           $285.7
  Accounts payable                     249.9            232.5
  Accrued expenses                     258.6            248.2
                                       -----            -----
     Total current liabilities         809.9            766.4
                                       -----            -----

  Long-term debt                       194.8            240.4
  Other long-term liabilities          182.4            187.5
   Shareowners' equity                 876.8            759.1
                                       -----            -----
                                    $2,063.9         $1,953.4
                                    ========         ========





















                               Page 11 of 14 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                              First Quarter
                                            ------------------
                                             2002        2001
                                            ------      ------
OPERATING ACTIVITIES
   Net earnings                            $48.9        $46.6
   Depreciation and amortization            16.7         22.3
   Restructuring charge and
    asset impairments                          -         18.3
   Other non-cash items                    (15.1)       (30.4)
   Changes in working capital               (5.9)       (46.0)
   Changes in other operating
    assets and liabilities                 (24.1)       (32.0)
                                           -----        -----
   Net cash provided (used) by
    operating activities                    20.5        (21.2)

INVESTING AND FINANCING ACTIVITIES
  Capital and software expenditures        (18.7)       (15.9)
  Proceeds from sales of assets              3.7            -
  Cash dividends on common stock           (20.4)       (19.7)
  Other net investing and financing
    activity                                 9.6         74.6
                                             ---         ----
  Net cash provided (used) by investing
   and financing activities                (25.8)        39.0


Increase (Decrease) in Cash
 and Cash Equivalents                       (5.3)        17.8

Cash and Cash Equivalents,
 Beginning of Period                       115.2         93.6
                                           -----         ----

Cash and Cash Equivalents,
 End of First Quarter                     $109.9       $111.4
                                          ======       ======












                               Page 12 of 14 Pages

                                                            Exhibit 20(ii)

                              CAUTIONARY STATEMENTS

           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached to this Current Report on Form 8-K regarding the company's ability to (i) deliver second quarter earnings per fully-diluted share of $.71 - $.73, consistent with the current First Call consensus estimate of $.72, an improvement of 22%-26% over the $.58 earned in the second quarter of 2001; (ii) deliver full year inventory reductions of $60 million; and (iii) for the full year 2002, deliver earnings per fully-diluted share up 18%-22% from the full year 2001, are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions, including inventory reductions identified in the preceding paragraph, and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues is dependent upon a number of factors, including (i) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives, (ii) the success of The Home Depot and Wal-Mart programs, and of other initiatives to increase retail sell through and stimulate demand for the company's products,
(iii) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (iv) the ability of the company to fulfill demand for its products, (v) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition, and (vi) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.

The company's ability to deliver full year inventory reductions of $60 million and otherwise improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems, which initiatives include certain facility closures and related


                               Page 13 of 14 Pages
workforce reductions expected to be completed in 2002. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade,
monetary  and  fiscal   policies   and  laws,   inflation,   currency   exchange
fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products, the impact of the events of September 11, 2001, and recessionary or expansive trends in the economies of the world in which the company operates.





















                               Page 14 of 14 Pages